Exhibit 10.1

AMENDMENT

TO OFFER LETTER

This AMENDMENT TO OFFER LETTER (“Amendment”) is entered into on August 7, 2008, by and between Charlotte Russe Holding, Inc., a Delaware corporation (the “Company”), and Mr. Edward Wong (“Mr. Wong”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Offer Letter (as defined below).

WHEREAS, the Company and Mr. Wong have entered into an Offer Letter, dated August 10, 2005 (the “Offer Letter”), which sets forth the terms and conditions of Mr. Wong’s employment by the Company; and

WHEREAS, the Company and Mr. Wong desire to amend the Offer Letter as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and Mr. Wong hereby amend the Offer Letter as follows, effective retroactively to August 1, 2008:

1. The first paragraph of the Offer Letter is hereby restated in its entirety as follows:

“In recognition of the important contributions you have made, and we expect you will continue to make to the success of Charlotte Russe Holding, Inc. and its subsidiaries (the “Company”), I am pleased to formalize in writing our commitment to you concerning the terms of your employment as the Company’s Chief Operating Officer. When signed by you, this agreement (together with the Company’s Executive Officer Compensation Program) shall supersede and be in place of any prior agreements or understandings between us and shall be the sole and exclusive agreement between us pertaining to your employment with the Company, with the exception of any stock option agreements or restricted stock award agreements previously entered into between you and the Company.”

2. The second paragraph of the Offer Letter entitled “Duties” is hereby restated in its entirety as follows:

“Duties. You will perform and discharge your duties and responsibilities faithfully, diligently and to the best of your ability. You will devote substantially all of your working time and efforts to the business and affairs of the Company. You shall have such duties and responsibilities as are consistent with the position of Chief Operating Officer and as required by the Company’s Chief Executive Officer or the Board of Directors of the Company (the “Board”).”

3. The third paragraph of the Offer Letter entitled “Base Salary” is hereby restated in its entirety and new fourth, fifth and sixth paragraphs are added to the Offer Letter immediately thereafter as follows:

“Base Salary. Effective August 1, 2008, your base salary will be paid at the rate of $500,000.00 gross per year; paid on a bi-weekly basis. Annually throughout your employment, your performance and salary will be reviewed. All payments under this paragraph or any other paragraph of this agreement will be made in accordance with the regular payroll practices of the Company, reduced by applicable federal and state withholdings.

Promotion Bonus. You will receive a cash bonus of $40,000 as soon as practicable after August 1, 2008.

Retention Bonus. You will receive a cash bonus equal to $75,000 on each of November 30, 2008 and July 31, 2009, subject to you being employed by the Company on such dates (each, a “Retention Bonus”). Each Retention Bonus is in addition to any other form or amount of compensation that you are eligible to receive pursuant to this or any other arrangement between you and the Company.

Payment of Legal Fees. Your reasonable legal fees associated with the negotiation of this Amendment, in an amount not to exceed $5,000 in the aggregate, shall be paid by the Company upon receipt of an invoice therefor.”

4. The first paragraph of the section of the Offer Letter entitled “Termination of Employment and Severance” is hereby restated in its entirety as follows:

“Termination of Employment and Severance. You understand and agree that this agreement is not meant to constitute a contract of employment for a specific term, and consequently your employment will be “at-will”. What this means is that either you or the Company may terminate your employment at any time, without notice and with or without “Cause” (as defined herein). If the Company terminates your employment for Cause, or you terminate your employment, the Company’s only obligation to you under this Agreement will be to continue to pay your base salary through the date of termination and pay to you any unused earned vacation as of the last date of your employment. If, however, the Company terminates your employment for any reason other than for Cause, including your death, disability, or “Change of Control”, the Company will continue to pay your base salary for a period of 12 months following such termination (and will make these payments to your beneficiary in the event of death); provided that if you are a “specified employee” within the meaning of U.S. Internal Revenue Code Section 409A at the time your employment terminates, any payment that is not exempt from Code Section 409A but that would otherwise be payable within the six-month period beginning with your termination date shall be paid on the first day of the month that follows the end of such six-month period. There are certain conditions that must be met in order for you to receive any severance payment under this agreement. First, you must sign a general release agreement in favor of the Company, in a form reasonably acceptable to the Company, no later than 21 days following the delivery of such release to you, such release having become effective in accordance with its terms. Second, you must abide by all terms of this agreement. The Company shall have the right to cease making any severance payment under this agreement in the event you breach any provision of it. Third, any severance payment(s) made to you under this Agreement shall be offset by the amount of any income earned by you following your termination and will cease altogether when you obtain a new position which pays you compensation equal to or higher than your rate of compensation as of the last date of your employment with the Company.”

The third paragraph of such “Termination of Employment and Severance” section is hereby restated in its entirety as follows:

“For purposes of this agreement, “Cause” means (i) willful breach of duty, gross neglect of duty, gross carelessness or gross misconduct in the performance of your duties; (ii) commission of a felony or other crime involving moral turpitude; (iii) commission of any act of dishonesty involving the Company; (iv) the unauthorized disclosure of material privileged or confidential information related to the Company or its employees, except as may be compelled by legal process or court order; (v) the commission of a willful act or omission which violates material Company policy, procedures, or otherwise constitutes unethical or detrimental business conduct; or (vi) alcohol or controlled substance abuse that materially impacts the performance of your duties; provided, however, that with respect to the first occurrence of any of the acts specified in clauses (i), (v) or (vi) above, you will have an opportunity to cure such act, violation or condition after receiving written notice from the Company within such time as is reasonably agreed upon by you and the Company (which in no event shall exceed 30 days).”

The remainder of such “Termination of Employment and Severance” section shall remain unchanged.

5. The remaining paragraphs of the Offer Letter entitled “Performance Bonus,” “Benefits,” “Restricted Activities,” “Miscellaneous,” “Disputes,” “Partial Invalidity,” and “Acceptance” shall remain unchanged by this Amendment. This Amendment shall be and is hereby incorporated in and forms a part of the Offer Letter.

6. Except as amended as set forth herein, the Offer Letter shall continue in full force and effect. For the avoidance of confusion, this Amendment does not alter the “at-will” nature of your employment with the Company.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first set forth above.

EDWARD WONG	CHARLOTTE RUSSE HOLDING, INC.

/s/ Edward Wong	By:	/s/ Leonard H. Mogil
Leonard H. Mogil Chief Executive Officer